 EXHIBIT 99.1

CURE Pharmaceutical Completes $20 Million Acquisition of Sera Labs, a

Leading Health, Wellness and Beauty Brand Marketing and Multi-

Channel Distribution Platform Company

- Acquisition to Support Cash Flow Positive Goal in ~18 Months -

OXNARD, Calif. --September 24, 2020 -- CURE Pharmaceutical Holdings (OTC: CURR) today announced its definitive agreement to acquire Sera Labs, Inc. The closing is anticipated to occur in early October.

As previously announced, the transaction consists of an up-front payment of $20 million, of which $1 million was paid in cash and $19 million has been allocated in CURE stock at a valuation of $2.75 per share. The transaction also includes an initial, additional commitment of $4 million for working capital in support of accelerating Sera Labs’ growth, and earn out incentives of up to an additional $20 million in CURE stock at a valuation of $3.34 per share within two years. The structure of the earn out balances the risk and reward between CURE stockholders and Sera Labs’ management. It also aligns Sera Lab’s high-margin, retail and direct-to-consumer business platform with CURE’s cGMP manufacturing of differentiated dosage forms for superior delivery of actives, that includes nutraceutical, health & wellness, and pharmaceutical products delivered via CURE’s oral dissolvable thin film technology.

“Our acquisition of Sera Labs has been validated over the last few months as we have seen a strong cultural fit and expanded opportunities including a pivot to tele-wellness through which we will deliver to consumers science-based products that meet their personalized wellness objectives,” said Rob Davidson, CURE Pharmaceutical CEO. “Consumers will soon have access to CURE’s proprietary formulations under the Sera Labs brand in the coming weeks.We believe the rest of 2020 will set the stage to make 2021 a breakout year for the Sera Labs wellness business as well as for CURE Pharmaceutical.”

Jonathan Berlent, Chief Business Officer added,“It is clear that Sera Labs brings to CURE the best platform to effectively deliver our innovative products and dosage forms to the market.With Sera Labs’ expertise in brand marketing and multi-channel distribution platform, we can now give consumers greater access to the dosage forms and drug delivery technologies they seek. The next step is to educate the consumer and deliver on consumer preference for direct access to science based therapeutics.”

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Nancy Duitch, founder and CEO of Sera Labs, who will continue as the CEO of Sera Labs, as well as assuming the additional role as Chief Strategic Officer of CURE’s Wellness Division, stated, “Since founding Sera Labs, we have fast become a standout leader in the CBD beauty and health & wellness industries. Before forming Sera Labs, our team drove billions of dollars in sales for well-recognized brands. Today, this same team has reached another milestone by joining with CURE. With the consummation of the transaction, the Sera Labs’ team is excited to introduce consumers to CURE’s innovative delivery system, which we believe will change the way they take daily nutraceuticals. With the combined strength of Sera Labs in the categories of health, wellness and beauty and with CURE Pharmaceutical’s cutting edge technology, we have a unique opportunity to become the leading brand known for excellence, innovation and differentiation.”

About Sera Labs

Sera Labs has redefined the health, wellness and beauty sectors with innovation and technology with exceptional ingredients, including CBD. Sera Labs develops high quality products that use science-backed, proprietary formulations. Its more than 20 products are sold under the brand names Sera Labs™, SeraRelief™ and SeraTopical™.Sera Labs sells its products at affordable prices, making them easily accessible on a global scale. Strategically positioned in the growth market categories of beauty, health & wellness, and pet care, Sera Labs products are sold in major national drug store, grocery chains and mass retailers. The company also sells products under private label to major retailers and multi-level marketers, as well selling directly to consumers via its website, which also offers an opt-in subscription-based service. For more information visit: www.Seralabshealth.com and follow @theseralabs.

About CURE Pharmaceutical Holding Corp.

CURE Pharmaceutical® is the pioneering developer of CUREform™, a patented drug delivery platform that offers a number of unique immediate-release and controlled-release drug delivery technologies designed to improve drug efficacy, safety, and patient experience for a wide range of active ingredients. CURE’s delivery technologies include CUREfilm®, an advanced oral thin film; and CUREdrops™, an emulsion technology that can be incorporated into different dosage forms (film, tincture, beverages, etc.), among others. CURE’s proprietary clinical pipeline includes CUREfilm®Blue (sildenafil to treat erectile dysfunction), and CUREfilm®Canna (THC and CBD). Other OTC wellness products include Vitamin D, BCP Sleep, and Electrolytes. (Visit CURE’s catalog for the complete list.) As a vertically integrated company, CURE’s 25,000 square foot, FDA-registered, NSF® and cGMP-certified manufacturing facility enables it to partner with pharmaceutical and wellness companies worldwide for private and white-labeled production. CURE has partnerships in the U.S., China, Mexico, Canada, Israel, and other markets in Europe.

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Forward-Looking Statements

Statements CURE makes in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. CURE intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and is making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, without limitation, the ability to successfully market the partnered products, the difficulty in predicting the timing or outcome of related research and development efforts, partnered product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investors:

Gary Zwetchkenbaum

Plum Tree Consulting LLC

gzplumtree@gmail.com

516.455.7662

Corporate Communications/Institutional Investors:

Ina McGuinness

investor@curepharma.com

805.427.1372

Media:

Deanne Eagle

deanne@planetcommunications.nyc

917.837.5866

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